Exhibit 99.1

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES FOURTH QUARTER

AND RECORD FY 2007 RESULTS

Highlights:

•                  Q4 total sales increase 12.4% over year ago quarter to $101.5 million

•                  Q4 diluted EPS of $0.10 compared with $0.43 in year-ago quarter

•                  FY 2007 total sales up 14.1% to $368.0 million

•                  FY 2007 diluted EPS of $1.05 compared with $0.83

•                  Restructured ingredients segment returns to profitability

ATCHISON, Kan., Aug 16, 2007—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $1.7 million, or $0.10 in diluted earnings per share, for the fourth quarter of fiscal 2007, which ended July 1, 2007.  This compares with net income of $7.4 million, or $0.43 in diluted earnings per share, for the fourth quarter of fiscal 2006, which ended June 30, 2006. Total sales in the fourth quarter of fiscal 2007 were $101.5 million, an increase of 12.4 percent above fourth quarter sales a year ago of $90.3 million.

The decline in fourth quarter net income resulted from lower distillery segment profits due to significantly higher costs for corn, the principal raw material used in the company’s alcohol production process.  Meanwhile, the company showed marked improvements in profitability for the ingredients segment by reporting pre-tax income of approximately $607,000 in the fourth quarter compared with a pre-tax loss of $7.2 million in the prior year’s fourth quarter.  This primarily resulted from strengthened volume sales and pricing for vital wheat gluten combined with the company’s year-long process of creating a more optimal product mix of higher valued ingredients.  The improvement occurred despite increased wheat prices, which averaged 12.9 percent higher versus the fourth quarter a year ago.  Sales of distillery products rose by 10.6 percent over year ago levels.  Total ingredients sales increased by 19.3 percent from the prior year quarter.  This principally was due to higher wheat gluten sales offset by lower sales of commodity starch and certain specialty food and non-food ingredients.

“There was a recurring theme throughout this past fiscal year where revenue growth in our distillery segment was supported by higher alcohol pricing in all categories,” said Ladd Seaberg, chairman and chief executive officer.  “However, whereas pricing in the food grade alcohol area has remained on a steady course, fuel grade alcohol pricing has been volatile over the past 12 months, with spot prices in the fourth quarter declining 12 percent from their fiscal 2007 first quarter average.  Our distillery profitability continued to be impacted by rising corn prices, which averaged 75.9 percent higher compared to the prior year’s fourth quarter.  On a positive note, corn prices have recently undergone a substantial decline from 10-year highs and we therefore anticipate some cost relief in the current fiscal year.  Fortunately, our distillery operations continue to generate strong profits and cash flows due to the diverse nature of our alcohol products, incremental capacity increases and production efficiency improvements.”

Seaberg added, “During a year in which we generated record sales and profits, there were several other notable achievements at MGP Ingredients.  We completed the restructuring of our ingredients segment with a return to profitability and greatly enhanced our research and development capabilities.  Our new Technical Innovation Center provides unequalled resources for collaborating with customers.  On the distillery side, our overall production capabilities continue to increase as the result of previously announced capacity improvement projects.  Improvements completed thus far have led to several monthly production records.”

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Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the fourth quarter and fiscal years ended July 1, 2007, and June 30, 2006.  Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Fourth Qtr	Fourth Qtr	12 Months	12 Months
	FY 2007	FY 2006	FY 2007	FY 2006
Ingredients
Net Sales	$22,339	$18,720	$73,601	$85,506
Pre-Tax Inc. (Loss)	607	(7,196)	(9,456)	(11,764)

Distillery
Net Sales	$79,209	$71,618	$294,393	$236,971
Pre-Tax Income	1,858	20,318	38,765	36,954

Corporate	$(34)	$(2,347)	$(1,623)	$(4,165)

Fourth Quarter Sales Highlights

Total sales of distillery products in the fourth quarter of fiscal 2007 rose by approximately $7.6 million, or 10.6 percent, compared to the same quarter of fiscal 2006.  This improvement was principally due to a $3.1 million, or 14.6 percent, increase in sales of food grade alcohol and a $3.6 million, or 8.3 percent, increase in sales of fuel grade alcohol.  In the food grade area, sales of alcohol for industrial applications rose by $3.3 million, or 20.8 percent, while sales of alcohol for beverage applications declined by approximately $200,000, or 3.6 percent.  Higher unit volumes and improved pricing were recorded for fuel grade alcohol in the fourth quarter of fiscal 2007.  Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $900,000, or 12.3 percent, over last year’s fourth quarter.

Total ingredient sales in the fourth quarter of fiscal 2007 increased by approximately $3.6 million, or 19.3 percent, compared to the prior year’s fourth quarter.  The principal reason was a significant increase in sales of vital wheat gluten, which resulted from higher unit volumes and substantially improved prices compared with year-ago levels.  A more sizeable improvement was primarily offset by lower sales of specialty ingredients for non-food applications, principally the MGPI Chewtex® line of pet-related ingredients, combined with reduced sales of commodity starches.  Sales of specialty proteins and starches for food applications as a group also declined compared to a year ago, but improved modestly over the third quarter of fiscal 2007.

Results for 2007 Fiscal Year

For all 12 months of fiscal 2007, the company had record net income of $17.7 million, or $1.05 in diluted earnings per share, on record sales of $368.0 million, compared with net income of $14.0 million, or $0.83 in diluted earnings per share, on sales of $322.5 million for fiscal 2006.  This improvement was primarily due to a $57.4 million, or 24.2 percent, increase in distillery products sales, which resulted from higher unit sales and increased prices for both food grade and fuel grade alcohol.

Total ingredients sales declined by $11.9 million, or 13.9 percent, in fiscal 2007 compared with the prior fiscal year.  The decrease was largely attributable to a 59.3 percent decline in sales of non-food specialty ingredients mainly related to pet products.  Sales of commodity starches and specialty food ingredients decreased by 12.9 percent and 5.4 percent, respectively.  Wheat gluten sales in fiscal 2007 increased by 51.9 percent compared to fiscal 2006.

The company’s total operating income of $27.2 million for fiscal 2007 compares favorably to the $22.4 million in the prior year.  Pre-tax income for the distillery segment increased by $1.8 million over the prior year.  The pre-tax loss in the ingredients segment for fiscal 2007 amounted to $9.5 million compared with a pre-tax loss of $11.8 million in fiscal 2006.  The company’s profit performance

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in this segment was severely hampered by the decline in sales of non-food specialty ingredients combined with a 23.9 percent increase in the 12-month average price of wheat compared to the prior year.  Ingredients segment results were also adversely affected by higher expenses related to current patent litigation.

Fourth Quarter and Fiscal Year Effective Tax Rates

For the fourth quarter of fiscal 2007, the company’s income tax provision was $700,000 for an effective rate of 29.7 percent compared with a provision of $3.4 million for an effective rate of 31.7 percent for the fourth quarter of fiscal 2006.  For all of fiscal 2007, the tax provision was $10.0 million for an effective rate of 36.1 percent compared to a provision of $7.0 million for an effective rate of 33.4 percent for fiscal 2006.

FY 2007 Marks Progress on Value Creation Plan

“We put together a plan that would bring more focus to the business and create more value, including where we compete, what products and solutions to offer, and how to best allocate our investment dollars,” said Tim Newkirk, president and chief operating officer.  “In simple terms, our plan centers around generating more cash from our invested capital and managing the risks in order to deliver consistent results.  Our main goal this past year was to restore our ingredients segment to profitability.  This involved a restructuring of our key assets and the associated cost structure.  Today we have six core technology platforms focused on specific product categories.  These platforms are now supported by an expanded customer-facing team with everything centralized in our new Technical Innovation Center.  Our new vice president of innovation will be responsible for strengthening the commercialization process for products and technologies already in our R&D pipeline.  We were also successful in streamlining our portfolio of ingredients to create a higher value product mix, as evidenced by an increase in average realized prices compared to a year ago.  In addition, we have improved our production efficiencies and yields.  We now have greater flexibility to capture new opportunities.  The most recent example is our ability to quickly increase the utilization of our wheat gluten production capacity to meet customer needs in the face of tightened global supplies.   This occurred prior to the further heightening of demand for domestically produced gluten following the discovery that imports of chemically-tainted Chinese wheat flour disguised as gluten had contaminated several varieties of U.S. pet food products.  As a result, we expect the added demand to translate into higher production levels throughout the current fiscal year.”

Newkirk continued, “On the distillery side, we were severely impacted over the past six months by the spike in corn prices.  Fortunately, market demand, and therefore pricing, remains strong for all of our alcohol products.  Our previously announced projects to expand distillery capacity by 15 percent by summer’s end remains on track.  About one-half of that new capacity came on line in incremental phases over the past year.  This was achieved through previously disclosed capital investments and de-bottlenecking efforts.  We are also very pleased to have achieved consistently higher production levels from a year ago.  This is part of an ongoing initiative to drive peak performance across the organization.  As an example, our compensation programs going forward will include measures that track and reward the creation of positive economic value.  Since we deal with commodities, specifically corn, wheat and natural gas, our biggest challenge is to manage our costs.  This applies particularly to grain, which makes up over half of our cost of goods sold.  To that end we are strengthening our finance and risk management functions, with the aim of reducing the effects of the volatility of commodities on our profitability.  We remain focused on being among the most cost efficient producers of high quality alcohol products.”

Seaberg concluded, “Given the price volatility of key commodities this past year, we were pleased to produce record results.  We will continue to reduce operating costs and improve productivity across our integrated operations.  For the current fiscal year, we have several initiatives underway to strengthen sales and profits in both of our key segments.  Finally, recent management additions in the key areas of purchasing and supply chain, innovation, finance and accounting will help to ensure our long-term success.”

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Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review fourth quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 800-418-7236 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 9091926.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (VIII) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

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MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

	Quarter Ended		Year to Date Ended
(unaudited)	July 1	June 30	July 1	June 30
(Dollars in thousands, except per share)	2007	2006	2007	2006
Net Sales	$101,547	$90,338	$367,994	$322,477
Cost of Sales	95,094	71,123	321,941	277,264
Gross Profit	$6,453	$19,215	46,053	45,213
Selling, General and Administrative Expenses	4,920	7,592	20,319	23,811
Other Operating Income (expense)	858	369	1,426	968
Income from Operations	2,391	11,992	27,160	22,370
Other Income, Net	345	(917)	1,490	137
Interest Expense	(305)	(300)	(964)	(1,482)
Income Before Income Taxes	2,431	10,775	27,686	21,025
Provision for Income Taxes	722	3,412	9,988	7,030
Net Income	$1,709	$7,363	17,698	13,995
Other Comprehensive Gain (Loss)	359	(842)	(701)	(254)

Comprehensive Income	$2,068	$6,521	$16,997	$13,741

Basic Earnings Per Common Share	$0.10	$0.45	$1.08	$0.87
Diluted Earnings Per Common Share	$0.10	$0.43	$1.05	$0.83

Weighted average shares outstanding — Basic	16,471,593	16,216,736	16,406,585	16,105,658
Weighted average shares outstanding — Diluted	16,921,478	16,970,469	16,891,968	16,762,254

CONSOLIDATED BALANCE SHEETS

(unaudited)	July 1	June 30
(Dollars in thousands)	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$3,900	$14,495
Segregated cash and investments	3,336	2,291
Receivables (less allowance of $320)	34,298	32,197
Inventories	42,595	30,467
Prepaid expenses	1,037	1,098
Deferred income tax assets	5,759	1,990
Refundable income taxes	364	—
Total Current Assets	91,289	82,538
Property and Equipment, At Cost	360,472	336,428
Less accumulated depreciation	(228,260)	(214,593)
	$132,212	$121,835
Other Assets	803	211
	$224,304	$204,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	4,151	3,796
Revolving credit facility	7,000	—
Accounts payable	15,814	10,661
Accrued expenses	7,769	10,028
Income taxes payable	—	4,210
Deferred revenue	7,851	9,374
Total Current Liabilities	$42,585	$38,069

Long-Term Debt	8,940	12,355
Post-Retirement Benefits	7,860	6,554
Deferred Income Taxes	16,771	12,694
Stockholders’ Equity	148,148	134,912
	$224,304	$204,584